Exhibit 99.1

JAVELIN MORTGAGE INVESTMENT CORP. CONTINUES

MONTHLY DIVIDEND RATE OF $0.23 PER SHARE FOR Q3 2013

VERO BEACH, Fla. – June 13, 2013 – JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN” or the “Company”) today announced the Q3 2013 monthly cash dividend rate for the Company’s Common Stock of $0.23 per share, continuing the rate established with the Company’s initial public offering in October 2012. The Company estimates that undistributed REIT taxable income will exceed $1 million at June 30, 2013. Please see http://www.javelinreit.com/updates/JAVELIN_Mortgage_Investment_Corp_Company_Update_06-10-2013.pdf for the Company’s June 2013 monthly update, which contains additional information about the Company’s investment portfolio, liquidity, financing, hedging and other matters.

Q3 2013 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
July 2013	$0.23	July 15, 2013	July 30, 2013

August 2013	$0.23	August 15, 2013	August 29, 2013

September 2013	$0.23	September 16, 2013	September 27, 2013

About JAVELIN Mortgage Investment Corp.

JAVELIN is a Maryland corporation that invests primarily in fixed rate, adjustable rate and hybrid adjustable rate Agency residential mortgage-backed securities (“RMBS”) and non-Agency RMBS. JAVELIN is externally managed and advised by ARMOUR Residential Management LLC, an investment advisor registered with the Securities and Exchange Commission (“SEC”). JAVELIN Mortgage Investment Corp. has elected to be taxed as a real estate investment trust for U.S. Federal income tax purposes, commencing with JAVELIN's taxable year ended December 31, 2012.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

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JAVELIN Mortgage Investment Corp. Continues $0.23 per share Monthly Dividend Rate

June 13, 2013

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website http://www.javelinreit.com, or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:

James R. Mountain

Chief Financial Officer

JAVELIN Mortgage Investment Corp.

(772) 617-4340

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